Exhibit 10.2
MSCI INC.
Executive Committee Stock Ownership Guidelines
The Compensation, Talent and Culture Committee (the “Committee”) of the Board of Directors of MSCI Inc. (the “Company”) has adopted these Executive Committee Stock Ownership Guidelines (the “Ownership Guidelines”), effective January 1, 2019 (the “Effective Date”), to further align the interests of the Company’s Executive Committee members with those of the Company’s stockholders and further promote sound corporate governance. Capitalized terms used but not defined in the Ownership Guidelines will have the meanings set forth in the MSCI Inc. 2025 Omnibus Incentive Plan.
1.Minimum Ownership Requirements. Each Executive Committee member (each, an “Executive”) is required, within five years following the date of such Executive’s appointment to the Executive Committee (or, if later, five years following the Effective Date), to own a target number of Eligible Shares (as defined below), having an aggregate value equal to the multiple of his or her annual base salary indicated in the table below, based upon his or her position.

Position*	Multiple of Base Salary
Chief Executive Officer	12X
President	12X
Other Management Committee Members	8X
All Other Executive Committee Members	4X
*An Executive who holds more than one title indicated above will be expected to satisfy the highest applicable ownership requirement.

Each Executive shall be subject to these Ownership Guidelines for as long as he or she continues to serve on the Executive Committee. If an Executive is or becomes in compliance with the Ownership Guidelines on the Effective Date or any time thereafter, he or she may not take any action that would result in noncompliance with the Ownership Guidelines.

If an Executive becomes subject to an increased ownership requirement due to a promotion, the Executive will be expected to meet the higher ownership amount within five years from the effective date of the promotion (the “Transition Period”). For the avoidance of doubt, the Executive will remain subject to the original minimum ownership requirement during any such Transition Period.

If an Executive becomes subject to an increased minimum ownership requirement due to an increase in his or her base salary, the Executive will still be expected to meet the increased minimum ownership requirement within five years of the Effective Date or five years following his or her first appointment to the Executive Committee, whichever is later (i.e., there is no Transition Period).

2.Retention Requirements.

Until the Executive ceases to serve on the Executive Committee, such Executive shall be required to retain a number of Shares equivalent to, in the aggregate 25% of the “Net Shares” resulting from the vesting, settlement or exercise, as applicable, of all stock options, restricted stock units (“RSUs”), performance stock units (“PSUs”) and other equity Awards granted to such Executive under the Company’s equity compensation plans applicable to executives, including but not limited to the MSCI Inc. 2016 Omnibus Incentive Plan and the MSCI Inc. 2025 Omnibus Incentive Plan (collectively, the “Executive Equity Program”), after the later of (i) the date such Executive becomes a member of the Executive Committee and (ii) January 1, 2022 (the “Covered Award Share Retention Requirement”).

In addition to the Covered Award Share Retention Requirement, until the Executive has satisfied the applicable minimum ownership requirement, such Executive is required to retain at least 50% of the Net Shares resulting from the vesting, settlement or exercise, as applicable, of all stock options, RSUs, PSUs or other equity Awards granted to such Executive under the Executive Equity Program.

For these purposes, “Net Shares” means the number of Shares that would remain if the Shares underlying the equity Awards are sold or withheld by the Company to (i) pay the exercise price of a stock option, (ii) satisfy any tax withholding obligations upon the vesting, settlement or exercise, as applicable, of the equity Awards (assuming a tax rate of 50%) or (iii) satisfy any other applicable transaction costs.

Shares (and the Executive’s rights with respect to Shares) subject to the retention requirements of the Ownership Guidelines (including the Covered Award Share Retention Requirement) shall not, directly or indirectly, be sold, transferred, encumbered, alienated, exchanged, pledged, assigned, hypothecated, hedged, made subject to execution, attachment or similar process, or in any manner be subject to puts or calls or otherwise disposed of, whether voluntarily or involuntarily, and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, subject to the prior approval of the Committee in its discretion, Shares subject to the retention requirements of the Ownership Guidelines may be transferred by the Executive for estate planning purposes to any trust or other estate planning vehicle established and controlled by such Executive, provided that such trust or other estate planning vehicle shall remain subject to the retention requirements of the Ownership Guidelines.

3.Shares Included in Ownership Calculation. Shares eligible to be counted towards the satisfaction of the minimum ownership requirements under these Ownership Guidelines consist of the following (collectively, the “Eligible Shares”):

A.	Shares beneficially owned individually, either directly or indirectly (including Shares held through a broker in individual brokerage accounts and Shares owned indirectly through a trust);
B.	Shares beneficially owned jointly with, or separately by, immediate family members residing in the same household, either directly or indirectly; and
C.	Shares underlying unvested RSUs.
For the avoidance of doubt, unexercised stock options and unvested performance Awards will not be counted as “Eligible Shares” for purposes of the minimum ownership requirements under these Ownership Guidelines.

4.Valuation. Compliance with the Ownership Guidelines will be measured for each Executive on an annual basis on a date to be determined by the Committee. Compliance with the minimum ownership requirements under these Ownership Guidelines will be calculated using the closing price of a Share as reported on the principal stock market or exchange on which the Shares are quoted or traded on the last trading day of the first fiscal quarter of the calendar year immediately preceding the applicable compliance measurement date. The Committee may take into consideration decreases in stock prices in determining whether an Executive is in compliance with these Ownership Guidelines

5.Compliance and Exceptions.
The Committee shall evaluate whether any exceptions should be made for any Executive who, due to unique financial circumstances, would incur a hardship by complying with these Ownership Guidelines. The Committee may, in its discretion, modify or waive for a reasonable time these Ownership Guidelines, or develop an alternative stock ownership plan, in each case, taking into account individual, Company and market circumstances, as appropriate.

The Committee may consider, in its discretion, whether any actions should be taken in the event of an Executive’s failure to meet, or in unique circumstances, to show sustained progress towards meeting, these Ownership Guidelines (including, without limitation, actions with respect to the specific terms and value of future equity incentive awards granted to the Executive and/or appropriate levels of the Executive’s compensation).

6.Additional Requirements.

In accordance with procedures adopted by the Company from time to time, prior to entering into any transaction to dispose of Shares, each Executive shall certify in writing to the Head of Global Compensation and Benefits that he or she is in compliance with these Ownership Guidelines.

From time to time, the Committee may impose other stock ownership or retention requirements on Executives pursuant to the terms of an Award. For instance, the Company has included additional retention requirements with respect to certain PSUs. Executives should carefully review the terms of individual Awards for any applicable stock ownership or retention requirements.

7.Trading Prohibition.

Executives are subject to applicable federal and state laws and Company policy restricting trading on material non-public or “inside” information. These laws and rules may also limit the ability of an Executive to buy or sell Shares from time to time. Affiliates of the Company may also be subject to reporting obligations and potential “short-swing” profit liability under Section 16 of the Securities Exchange Act of 1934, as amended. Any resales of Shares by an affiliate must typically be made in accordance with the volume, manner of sale, notice and other requirements of Rule 144 of the Securities Act of 1933, as amended.

Compliance with these Ownership Guidelines is in addition to, not in lieu of, compliance with any other applicable laws or Company policies.

8.Administration, Modification and Interpretation.

The Committee shall be responsible for monitoring the application of these Ownership Guidelines. The Committee may delegate ministerial administrative duties to one or more officers or employees of the Company, as determined in its sole discretion.

At least annually, management shall provide the Committee with a report on the status of each Executive’s compliance with the Ownership Guidelines.

The Committee reserves the right to interpret, change, amend, modify or terminate these Ownership Guidelines at any time and from time to time, as determined in its sole discretion.
Adopted by the Compensation, Talent and Culture Committee on December 10, 2018, as amended on April 30, 2019, January 25, 2022, October 30, 2024 and April 23, 2025 (effective April 23, 2025).